EXHIBIT 21.1
LIST OF SUBSIDIARIES
TechTeam Capital Group, L.L.C.
TechTeam Cyntergy, L.L.C.
TechTeam Global Canada, Inc.
TechTeam Government Solutions, Inc.
Sytel, Inc.
TechTeam Global NV/SA
TechTeam A.N.E. NV/SA
TechTeam Global Ltd.
TechTeam Global GmbH
TechTeam Global AB
TechTeam SQM AB
TechTeam Global SRL
TechTeam Akela SRL
TechTeam Asia Pacific (Private) Ltd.
TechTeam Global Sp. z o.o.
TechTeam Global SAS
TechTeam Global Sàrl